As filed with the Securities and Exchange Commission on May 15, 2026
Registration No. 333-288360
Registration No. 333-265957

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
Form S-8 Registration Statement No. 333-288360
Form S-8 Registration Statement No. 333-265957
UNDER
THE SECURITIES ACT OF 1933

Enhabit, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	47-2409192 (I.R.S. Employer Identification No.)
6688 N. Central Expressway, Suite 1300 Dallas, Texas (Address of Principal Executive Offices)	75206 (Zip Code)

Enhabit, Inc. 2025 Equity and Incentive Compensation Plan
Enhabit, Inc. 2022 Omnibus Performance Incentive Plan
(Full title of the plans)

Dylan C. Black
General Counsel
Enhabit, Inc.
6688 N. Central Expressway, Suite 1300
Dallas, Texas 75206
(Name and address of agent for service)
(214) 239-6500
(Telephone number, including area code, of agent for service)
With a copy to:
Ferrell M. Keel
Jones Day
2727 North Harwood Street, Suite 500
Dallas, Texas 75201
(214) 220-3939

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES
These post-effective amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Enhabit, Inc., a Delaware corporation (the “Registrant”):
•Registration Statement No. 333-288360, filed with the SEC on June 26, 2025, relating to the registration of shares of common stock, par value $0.01 per share, of the Registrant (“Common Stock”) for issuance under the Enhabit, Inc. 2025 Equity and Incentive Compensation Plan; and
•Registration Statement No. 333-265957, filed with the SEC on July 1, 2022, relating to the registration of shares of Common Stock for issuance under the Enhabit, Inc. 2022 Omnibus Performance Incentive Plan.
On May 15, 2026, pursuant to the terms of the Agreement and Plan of Merger, dated as of February 22, 2026, by and among the Registrant, Anchor Parent, LLC, a Delaware limited liability company (“Parent”), and Anchor Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Parent.
As a result of the Merger, the Registrant has terminated, as of the date hereof, any and all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, by filing these Post-Effective Amendments, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statements, if any, as of the date hereof, and the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 15th day of May, 2026.

ENHABIT, INC.

By:	/s/ Barbara A. Jacobsmeyer
Barbara A. Jacobsmeyer
President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933.